EXHIBIT 99.1
NEWS RELEASE
Contact: Peter Monson
Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES YEAR END RESULTS
RECORD REVENUE AND NET INCOME
ANNUAL EARNINGS UP BY 21%
DECLARES QUARTERLY DIVIDEND
Acton, Massachusetts, February 13, 2007 — Psychemedics Corporation (AMEX:PMD) today announced record fourth quarter and year-end financial results for the period ended December 31, 2006. The Company also announced a quarterly dividend of $0.125 per share payable to shareholders of record as of March 9, 2007 to be paid on March 23, 2007. This will be the Company’s 42nd consecutive quarterly dividend.
The Company’s fourth quarter revenue was $5,797,012, an increase of 14% as compared to $5,082,266 in the fourth quarter of 2005. Net income for the most recent quarter was $1,175,963 or $0.22 per share, up 28% from $916,906 or $0.18 per share for the same period of 2005. Revenue for the year ended December 31, 2006 was $23,425,090, up 10% as compared to $21,388,513 for all of 2005. Net income for the year ended December 31, 2006 was $4,902,201 or $0.94 per share, an increase of 21% over the comparable period last year during which the Company earned $4,048,513 or $0.78 per share.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to report that Psychemedics has once again set new records for revenue and net income for both the fourth quarter and full year. We have now reported record revenue for the past two consecutive years and record net income for the past three consecutive years. Gross profit, operating income and net income margins all experienced dramatic improvements as compared to prior years. We recorded a considerable increase of 10% in our revenue for the year despite a lukewarm job market and a tough quarterly comparison for the first quarter of 2006 due to Wynn Las Vegas’ major start-up hiring effort that resulted in over 11,000 tests during the first quarter of 2005. Our revenue also included the recognition of some deferred revenue pertaining to prior sales of our PDT 90 product, which we continue to sell to parents who are concerned about drug abuse by their children. This revenue accounted for 1 percentage point of the 10% increase in revenue.”
Kubacki continued, “In 2006 we continued to add new customers and to demonstrate our ability to produce strong profit margins. With our patented and FDA-cleared hair test and our large and diverse customer base, we feel we are well-positioned for substantial growth in the future. We are confident that our hair test for drugs of abuse will continue to be the “gold standard” in the industry.”
Kubacki concluded, “The Company’s balance sheet remains strong with approximately $7.9 million of cash and short-term investments, no long-term debt and over $10.5 million of working capital. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Highlights:
•	Record Revenue for the fourth quarter, an increase of 14% over the prior year quarter to $5,797,012

•	Record Revenue for 2006, an increase of 10% over 2005 to $23,425,090

•	Record Pretax Income for the fourth quarter of $1,894,963, up 30% from the prior year quarter

•	Record Pretax Income for 2006 of $7,857,201, up 22% from 2005

•	Record Net Income for the fourth quarter of $1,175,963, or $0.22 per diluted share, up 28% from the prior year quarter

•	Record Net Income for 2006 of $4,902,201, or $0.94 per diluted share, up 21% from 2005
The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
REVENUE	$23,425,090	$21,388,513	$18,937,111
COST OF REVENUE	9,369,257	8,812,186	8,489,198

Gross profit	14,055,833	12,576,327	10,447,913

OPERATING EXPENSES:
General and administrative	3,278,826	3,122,579	3,189,870
Marketing and selling	2,769,310	2,791,670	2,597,571
Research and development	444,532	335,769	329,419

	6,492,668	6,250,018	6,116,860

Income from operations	7,563,165	6,326,309	4,331,053

OTHER INCOME
Interest income	294,036	120,954	33,980
Other income	—	1,250	13,750

	294,036	122,204	47,730

INCOME BEFORE PROVISION FOR INCOME TAXES	7,857,201	6,448,513	4,378,783
PROVISION FOR INCOME TAXES	2,955,000	2,400,000	1,615,000

NET INCOME	$4,902,201	$4,048,513	$2,763,783

BASIC NET INCOME PER SHARE	$0.95	$0.79	$0.54

DILUTED NET INCOME PER SHARE	$0.94	$0.78	$0.54

DIVIDENDS DECLARED PER SHARE	$0.475	$0.36	$0.32

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	5,170,258	5,156,686	5,126,907

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	5,240,155	5,167,215	5,132,087

PSYCHEMEDICS CORPORATION
BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,180,235	$3,352,519
Short-term investments	3,683,192	2,550,000
Accounts receivable, net of allowance for doubtful accounts of $333,281 in 2006 and $461,282 in 2005	3,196,384	3,272,278
Prepaid expenses and other current assets	506,161	387,426
Deferred tax assets	412,486	520,152

Total current assets	11,978,458	10,082,375
PROPERTY AND EQUIPMENT:
Computer software	1,205,840	1,205,840
Office furniture and equipment	2,021,991	1,902,052
Laboratory equipment	6,254,228	6,117,128
Leasehold improvements	894,659	894,659

	10,376,718	10,119,679
Less — Accumulated depreciation and amortization	(9,630,190)	(9,342,747)

	746,528	776,932
DEFERRED TAX ASSETS	183,555	245,889
OTHER ASSETS	39,830	39,830

	$12,948,371	$11,145,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$499,420	$367,535
Accrued expenses	553,043	1,292,257
Deferred revenue	392,403	590,670

Total current liabilities	1,444,866	2,250,462

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized and none outstanding	—	—
Common stock, $0.005 par value; 50,000,000 shares authorized, 5,756,044 shares issued in 2006 and 5,750,894 shares issued in 2005	28,780	28,754
Paid-in capital	25,609,800	25,446,781
Accumulated deficit	(5,012,384)	(7,458,280)
Less — Treasury stock, at cost; 583,797 shares in 2006 and 2005	(9,122,691)	(9,122,691)

Total shareholders’ equity	11,503,505	8,894,564

	$12,948,371	$11,145,026